Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)
INVESTOR RELATIONS CONTACT:
Timothy Cope — (952) 449-7030
FOR IMMEDIATE RELEASE:
July 12, 2010
LAKES ENTERTAINMENT, INC. ANNOUNCES UBS PURCHASES ITS REMAINING
AUCTION RATE SECURITIES
MINNEAPOLIS, July 12, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that UBS Financial Services, Inc. (“UBS”) had purchased Lakes Entertainment, Inc.’s (“Lakes”) remaining auction rate securities (“ARS”) at par value. As previously announced, on November 8, 2008, Lakes entered into an auction rate securities rights agreement (“Agreement”) with UBS which granted Lakes the right to sell its ARS at par value to UBS at any time during the period of June 30, 2010 through July 2, 2012. During the second quarter of 2010, UBS purchased Lakes’ remaining ARS at their par value of $21.9 million resulting in no gain or loss to Lakes. A portion of the proceeds were used to repay the remaining balance of $14.7 million on Lakes’ related line of credit with UBS, which line was subsequently closed upon repayment. These transactions resulted in net additional liquidity of $7.2 million to Lakes, and Lakes has no remaining ARS investments.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #